Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:    Steven J. Quinlan, Neogen Vice President & CFO

                          517/372-9200

Neogen acquires Preserve International and Tetradyne

LANSING, Mich., May 2, 2016 — Neogen Corporation (NASDAQ: NEOG) announced today that it has acquired Preserve International and Tetradyne LLC, sister companies owned and operated by the private Nevada-based Preserve International corporation.

Founded in 1991, Preserve and Tetradyne offer the livestock and food processing industries cleaners, disinfectants, and associated products. Preserve has focused primarily on the swine, poultry and food processing markets, and Tetradyne’s major focus has been on the dairy industry. The company holds patents on innovative disinfectant technologies and more than 100 EPA/FDA registered products.

“Preserve has an exceptional catalog of innovative products, state-of-the-art manufacturing facilities, and a proven staff for development and manufacturing — who will now continue under Neogen’s ownership in their existing locations,” said James Herbert, Neogen’s CEO and chairman. “Adding Preserve’s products, complementary expertise and customer base strengthens our cleaner and disinfectant presence. Their sales channels are almost identical to our existing animal safety distribution, and represent an easy fit with our sales and marketing operations.”

Neogen will now operate Preserve’s manufacturing facilities in Memphis, Tenn., and Turlock, Calif. These locations further expand Neogen’s easy market reach.

“As we looked to take our 25-year-old business to the next level, Neogen was the optimum choice,” said Gary Gaumer, Preserve International’s president. “Neogen’s focus on biosecurity for the agricultural markets aligns very closely with our mission. We look forward to accelerating our growth now as part of a combined organization.”

Terms of the agreement were not disclosed.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in the development of animal genomics along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care and disinfectants.

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